Exhibit 4

ASSIGNMENT AND ASSUMPTION OF

CONTRIBUTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION OF CONTRIBUTION AGREEMENT (this “Assignment”) is entered into effective as of January 22, 2025 (the “Effective Date”) between MEDALIST DIVERSIFIED HOLDINGS, LP, a Delaware limited partnership (“Assignor”), and MDR BOWLING GREEN, LLC, a Delaware limited liability company (“Assignee”).

RECITALS

A. Assignor, as Operating Partnership, has entered into that certain Contribution Agreement effective as of December 14, 2024, with CWS BET SEATTLE L.P., a California limited partnership, as Contributor (as may be amended from time to time, the “Contribution Agreement”), for the acquisition and conveyance of that certain real property known as 2545 Scottsville Road, Bowling Green, KY 42104, as further described in the Contribution Agreement. Any capitalized term used but not defined in this Assignment shall have the meaning given to such term in the Contribution Agreement.

B. Assignor desires, to assign to Assignee all rights of Assignor under the Contribution Agreement. Assignee desires to accept such assignment and to assume all of Assignor’s duties and obligations arising under the Contribution Agreement.

ASSIGNMENT

NOW, THEREFORE, for good and valuable consideration received by them, the receipt and sufficiency of which are hereby acknowledged, Assignor and Assignee covenant and agree as follows:

1. Assignment. Assignor hereby assigns to Assignee all right, title and interest of Assignor under and pursuant to the Contribution Agreement.

2. Assumption. Assignee hereby assumes and agrees to perform all obligations and liabilities of Assignor under the Contribution Agreement.

3. Counterparts. This Assignment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. A signed copy of this Assignment delivered by facsimile, email, or other means of electronic transmission (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) shall be deemed to have the same legal effect as delivery of an original signed copy of this Assignment.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Assignment to be effective as of the Effective Date.

ASSIGNOR:

MEDALIST DIVERSIFIED HOLDINGS, LP, a Delaware limited partnership

By:	MEDALIST DIVERSIFIED REIT, INC., a Maryland corporation
Its:	General Partner

By:
Name:	Brent Winn
Its:	Chief Financial Officer

ASSIGNEE:

MDR BOWLING GREEN, LLC, a Delaware limited liability company

By:	MEDALIST DIVERSIFIED HOLDINGS, LP, a Delaware limited partnership
Its:	Sole Member

	By:	MEDALIST DIVERSIFIED REIT, INC., a Maryland corporation
	Its:	General Partner

By:
	Name:	Brent Winn
	Its:	Chief Financial Officer